EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 9, 2024 relating to the consolidated financial statements of Nauticus Robotics, Inc. and subsidiary (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the years ended December 31, 2023 and 2022.

/s/ Whitley Penn LLP

Houston, Texas

July 15, 2024